SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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TUTOR PERINI CORPORATION

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Tutor Perini Corporation
15901 Olden Street
Sylmar, California 91342

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON June 1, 2011

TO THE SHAREHOLDERS OF TUTOR PERINI CORPORATION:

NOTICE IS HEREBY GIVEN that the 2011 annual meeting of the shareholders of TUTOR PERINI CORPORATION, a Massachusetts corporation (the “Company”) will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on June 1, 2011 at 10 a.m., local time.

At the meeting, holders of common stock, par value $1.00 per share, of the Company (the “Common Stock”) will consider and vote on the following matters:

1.	Elect four (4) Class III Directors, to hold office for a three-year term, expiring at the Company’s 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	Consider and ratify the selection of Deloitte & Touche, LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2011;

3.	Approve amendments to the Perini Corporation 2004 Stock Option and Incentive Plan;

4.	Consider an advisory vote on Tutor Perini’s executive compensation plans and programs;

5.	Consider the frequency of future advisory votes on executive compensation; and

6.	Such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 12, 2011 as the record date for the determination of the shareholders entitled to vote at the meeting.  Only shareholders of record as of the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

This year we are taking advantage of a Securities and Exchange Commission rule that permits us to furnish proxy materials to shareholders over the Internet.  We have mailed to our shareholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet.  We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our annual meeting.  If you prefer a paper copy of the proxy materials, you may request one by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. If you are a shareholder of record, you may vote your shares over the Internet at www.investorvote.com/TPC, telephonically 1-800-652-VOTE (1-800-652-8683) or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if requested, a printed set of proxy materials together with a voting instruction form which you may use to direct how your shares will be voted.

By order of the Board of Directors,

William B. Sparks, Secretary

Sylmar, California
April 15, 2011

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on June 1, 2011

The Proxy Statement and 2010 Annual Report are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=106886&p=proxy

2011 ANNUAL MEETING OF SHAREHOLDERS

i

ANNUAL MEETING OF THE SHAREHOLDERS
OF TUTOR PERINI CORPORATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of TUTOR PERINI CORPORATION (the “Company”, “Tutor Perini”, “we”, “us” or “our”), of proxies for use in voting at the 2011 annual meeting of shareholders, to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on June 1, 2011, at 10:00 a.m., local time, and any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  On or about April 15, 2011 proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 were made available over the Internet to shareholders entitled to vote at the Annual Meeting.  A Notice of Internet Availability of Proxy Materials, indicating how to access our proxy materials over the Internet, was first sent, or given, to shareholders on or about April 15, 2011. The date of this Proxy Statement is April 15, 2011.

SHAREHOLDERS ENTITLED TO VOTE

The Board has fixed the close of business on April 12, 2011 as the record date for the determination of the shareholders entitled to vote at the Annual Meeting.  As of April 12, 2011, the Company had outstanding 47,122,926 shares of Common Stock.  Each share is entitled to one vote.

Only shareholders of record as of the close of business on April 12, 2011 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.  Notwithstanding the record date specified above, our stock transfer books will not be closed and shares may be transferred subsequent to the record date.  However, all votes must be cast in the names of shareholders of record on the record date.

Shareholders wishing to attend the Annual Meeting can access directions on the homepage of our website at http://www.tutorperini.com.

PROXIES AND VOTING PROCEDURES

As discussed in the Notice of Internet Availability of Proxy Materials you received in the mail, if you are a shareholder of record, you may vote your shares over the Internet at www.investorvote.com/TPC or telephonically 1-800-652-VOTE (1-800-652-8683). Proxies submitted via the Internet or by telephone must be received by 2:00 a.m., Pacific Time, on June 1, 2011.  If you prefer a paper copy of the proxy materials, you may request one by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form which you may use to direct how your shares will be voted.

SHAREHOLDER VOTES REQUIRED

Proposal 1, election of each of the nominees for director, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.  You may vote FOR any or all director nominees and/or WITHHOLD your vote from any or all of the director nominees.

Proposal 2, ratification of the selection of Deloitte & Touche, LLP as the Company’s independent auditors for 2011, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

Proposal 3, approval of amendments to the Perini Corporation 2004 Stock Option and Incentive Plan requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

Proposal 4, provide an advisory vote (non-binding) on the Company’s executive compensation plans and programs as disclosed in the Compensation Discussion & Analysis.  However, the Board and the Compensation Committee will consider the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting as approval of the compensation paid to the Company’s named executive officers.

Proposal 5, elect whether the advisory vote (non-binding) on executive compensation occurs on an annual, biannual, or triennial basis.  However, the Board and the Compensation Committee will consider the frequency option that receives the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting as the choice of the shareholders.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet at
http://phx.corporate-ir.net/phoenix.zhtml?c=106886&p=proxy.  On April 15, 2011, we began mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and how to vote online.  If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the notice.  We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting.

QUORUM

The presence, in person or by proxy, of outstanding shares of Common Stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

ABSTENTIONS AND BROKER NON-VOTES

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter.  For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as present.

Abstentions have no effect on any of the proposals discussed in this proxy statement.

If your shares are held in "street name," your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy.  Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers' unvoted shares on some routine matters.  If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.  Of the proposals contained herein, only Proposal 2 is considered a routine matter.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm.  This ensures your shares will be voted at the meeting according to your instructions.

PROXY SOLICITATION

In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication.  These persons will not receive additional or special compensation for such solicitation services.  We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Tutor Perini has retained Georgeson Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the Annual Meeting.  Tutor Perini will pay Georgeson Inc. (“Georgeson”) a fee of $10,000 for its services.  In addition, Tutor Perini may pay Georgeson additional fees depending on the extent of additional services requested by Tutor Perini and will reimburse Georgeson for expenses incurred in connection with its engagement by Tutor Perini.

Tutor Perini pays the cost of soliciting proxies.

REVOCATION OF PROXIES

If you execute and return a form of proxy or vote electronically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by written notice to our Secretary, by the subsequent execution and delivery of another proxy, or by voting in person at the Annual Meeting.  Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and instead you must follow the directions provided by your broker to change those instructions.

ADJOURNMENTS AND POSTPONEMENTS

Although it is not currently expected, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting in accordance with Tutor Perini’s bylaws.  In addition, the Board may postpone and reschedule the Annual Meeting prior to the meeting in accordance with Tutor Perini’s bylaws.  Any adjournment may be made without notice, other than by an announcement made at the Annual Meeting of the time, date and place of the adjourned meeting, regardless of whether or not a quorum is present.

Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Tutor Perini shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated four (4) Class III directors to serve until the 2014 annual meeting of shareholders. In accordance with our bylaws, each director nominee will be elected to serve for a three-year term, unless he or she resigns, dies or is removed before his term expires, or until his or her successor has been duly elected and qualified.
The following individuals are the nominees for election to the Board:

Name	Age	Director Since
Class III—Nominees for Election
Marilyn A. Alexander	59	2008
Peter Arkley	56	2000
Raymond R. Oneglia	63	2000
Donald D. Snyder	63	2008

Ms. Alexander and Messrs. Arkley, Oneglia and Snyder currently serve as Class III members of the Board.  See “Corporate Governance - Nominations for Director” beginning on page 10 for a discussion of the director identification, appointment and nomination process.  The Board has affirmatively concluded that each of the nominees qualifies as an independent director under the independence standards established by Section 303A of the NYSE corporate governance rules.  More detailed information about the Board’s determination of director independence is provided in the section of this proxy statement titled “Board of Directors - Director Independence” on page 7.

The principal occupation and business experience of each director nominee for the last five years is set forth below:

Marilyn A. Alexander has served as director since 2008.  She has been an independent consultant since 2003, serving as principal of Alexander & Friedman LLC, a management consulting company since 2006.  She previously served as Senior Vice President and Chief Financial Officer of The Disneyland Resort from 2000 to 2003. She is also a member of the Board of Governors of Chapman University, a not-for-profit organization; a member of the Board of Regents and a member of the finance and marketing and enrollment (chair) committees of Brandman University, a not-for-profit subsidiary of Chapman University; and a member of the Board of Advisors of WalkStyles, Incorporated, a privately held company.  She previously served as secretary of the Board of Directors of the Be Aware Foundation, a not-for-profit foundation and on the Board of Directors of Equity Office Properties, PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO Commercial Securities Trust, Inc. and PIMCO Strategic Global Government Fund, Inc., as well as New Century Financial Corporation. Ms. Alexander brings to our Board a wide range of management experience and financial expertise.

Peter Arkley has served as a director since May 2000. He has served as the President/CEO of AON Construction Services Group, an insurance and bonding brokerage firm, since 2006 and prior to that was Managing Principal of Aon Risk Services, Inc. since 1994. He is also a director of the Greater Los Angeles Zoo Association, a non-profit organization. Mr. Arkley has extensive knowledge and expertise in insurance surety and financial service markets.  Mr. Arkley provides the Board insight on risk management and financial service matters.

Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has also served as Vice Chairman of the Board of Directors of O&G Industries, Inc., a Connecticut corporation engaged in the construction industry, and prior to that, served in various operating and administrative capacities since 1970. Mr. Oneglia’s 40 years of experience at O&G Industries allows him to contribute an in-depth industry perspective.

Donald D. Snyder has served as a director since 2008.  He was a director and the president of Boyd Gaming Corporation from 1997 until his retirement in 2005.  He presently serves as an interim dean of the Harrah College of Hotel Administration at the University of Nevada, Las Vegas; as a director and as a member of the nominating & governance (chair) and compensation committees of NV Energy, a publicly held utility holding company; as a member of the compensation (chair) and the finance & investment committees of Western Alliance Bancorporation, a publicly held commercial bank holding company, as well as serving as Chairman of the Board of Directors of its lead bank, Bank of Nevada; and as a director and as a member of the compensation and audit committees of Switch Communications Group, LLC, a privately held company.  He is presently on the Board of Directors of several not-for-profit entities, including The Smith Center for the Performing Arts (Chairman), University of Nevada-Las Vegas Foundation, and the Nathan Adelson Hospice. Mr. Snyder’s role as a public gaming company executive, his experience in commercial banking, and his experience on several public, private and non-profit boards provides the Board comprehensive insight on financial and business matters.

Our Corporate Governance and Nominating Committee has recommended Ms. Alexander and Messrs. Arkley, Oneglia and Snyder for re-election as Class III Directors. Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of the director nominees to hold office until the 2014 annual meeting of shareholders and until their successors are chosen and qualified. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his successor is duly elected and qualified. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board or recommended by the Corporate Governance and Nominating Committee, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified, or to reduce the size of the Board.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR ELECTION AS A CLASS III DIRECTOR.

BOARD OF DIRECTORS

The following table shows the names and ages of our current directors and director nominees.

Name	Age	Position	Term of Office
Ronald N. Tutor	70	Chairman of the Board and Chief Executive Officer	2013
Michael R. Klein	68	Vice Chairman of the Board, Lead Director	2012
Marilyn A. Alexander	59	Director	2011
Peter Arkley	56	Director	2011
Robert Band	63	Director, President	2012
Willard W. Brittain, Jr.	63	Director	2013
Raymond R. Oneglia	63	Director	2011
Robert L. Miller	70	Director	2012
Donald D. Snyder	63	Director	2011

The principal occupation and business experience of each director for the last five years is set forth below.  For biographical summaries of the Class III directors, Ms. Alexander and Messrs. Arkley, Oneglia and Snyder, see Proposal 1 above.

Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008.  He is a member of the Board of Trustees of the University of Southern California.  With over 14 years at the Company and over 48 years in the industry, Mr. Tutor brings to our Board an in-depth knowledge of our Company and the construction industry.

Robert Band has served as a director since May 1999. He has also served as President since May 1999 and as Chief Operating Officer from March 2000 to March 2009. He has served as Chief Executive Officer of the Management Services Group since March 2009 and president of Perini Management Services, Inc. since 1996. He has served in various operating and financial positions with the Company since 1973, including executive vice president and Chief Financial Officer from 1997-1999. He also serves as a director and vice president of Jewish Family Services of Metrowest, a not-for-profit entity.  With nearly 38 years of experience in the Company, Mr. Band provides tremendous insight into the financial and operational aspects of the Company.  Additionally, Mr. Band brings international and government expertise to the Board gained through his positions at Perini Management Services, Inc.

Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He is also the designated Lead Director. Mr. Klein, a private investor, serves as Chairman of the Board of Directors of CoStar Group, Inc., a publicly held provider of commercial real estate information; as Chairman and CEO of the Sunlight Foundation, a non-profit organization; and as Chairman of Shakespeare Theatre Company, a non-profit organization. Through 2009 he served as Chairman of the Board of Directors of Le Paradou, LLC, a privately held company. He is also the lead director and Chairman of the Governance Committee of SRA International, Inc., a publicly-traded provider of technology and strategic consulting services and solutions; and a director of AStar Air Cargo, Inc., a privately held company. From 1974 until his retirement in 2005, Mr. Klein was a partner of the law firm Wilmer Cutler Pickering. Mr. Klein’s 30 plus years as a corporate lawyer, investor and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Company in his role as Lead Director.

Willard W. Brittain, Jr. became a director in November 2004. He has served as Chairman and Chief Executive Officer of Preod Corporation, a private executive search and business advisory firm, since 2003.  He previously served as Chief Operating Officer of PricewaterhouseCoopers and PwC Consulting.  Mr. Brittain also serves on the Board of Directors of Host Hotels & Resorts where he is a member of the compensation and audit committees, DaVita Corporation, where he is a member of the clinical performance, public policy, and nominating & governance committees, and Convergys Corporation, where he serves on the audit committee.  All are publicly held companies.  Mr. Brittain is also the treasurer and member of the Board of Directors of the National Urban League. Mr. Brittain gained critical insights into managing a global business in a complex and dynamic environment while serving as Chief Operating Officer of PricewaterhouseCoopers and PwC Consulting. Mr. Brittain brings to our Board extensive business consulting and financial management expertise.

Robert L. Miller has served as a director since 2004. In 1979, he co-founded West Venture Development Co., a homebuilding and commercial real estate company, and functioned as its president until its sale in 1991. Previously he was a construction manager with Morrison-Knudsen Inc. He was Chairman of the Board of Monroc Corp., a publicly held concrete and aggregate company from 1995-1998. Since 2000, he is a principal in Robert L. Miller & Assoc., Inc., a real estate development firm. Through approximately 40 years of experience as a contractor/developer, Mr. Miller brings to the Board industry specific expertise and insight.

Board Composition

The size of the Board has been set at eleven directors, as determined by the Board. The Board currently consists of nine directors. In accordance with our bylaws and the requirements of the Massachusetts Business Corporations Act, the Board is divided into three classes, with each director serving for a term of three years. As a consequence, the term of only one class of directors expires each year. At each annual meeting of shareholders, the successors to one class of directors then serving are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation, removal or death.

Under the shareholders agreement which became effective upon the September 2008 merger of the Company with Tutor-Saliba (the “Amended Shareholders Agreement”), Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate up to two nominees for appointment to an eleven-member

Board (and thereafter, for nomination for election), subject to certain limitations contained in the Amended Shareholders Agreement. In addition, for so long as Mr. Tutor serves as our chief executive officer, the Amended Shareholders Agreement provides that he will be nominated for election to the Board.  See “Amended Shareholders Agreement”, page 29. During 2010, Robert A. Kennedy’s term of service expired and he was not nominated for re-election.

As of the date of this proxy statement, none of the directors have been nominated by Mr. Tutor, although he has not waived the right to do so in the future. Mr. Tutor has advised the Board that should he choose to designate a person for appointment to the Board at a time when the Board already includes eleven members, he would support a temporary expansion of the Board to twelve members to accommodate such additional member. Such expansion would continue until the next meeting of shareholders at which directors are elected, at which time the size of the Board would be reduced back to eleven members (as contemplated by the Amended Shareholders Agreement) and the slate of nominees for election adjusted accordingly.

Director Independence

The Board has determined that Ms. Alexander, Mr. Arkley, Mr. Brittain, Mr. Kennedy, Mr. Klein, Mr. Miller, Mr. Oneglia, and Mr. Snyder are “independent” in accordance with the independence standards established by Section 303A of the NYSE rules. In determining independence pursuant to NYSE standards, each year the Board determines whether directors have a direct or indirect material relationship with Tutor Perini, including its subsidiaries that may interfere with their ability to exercise their independence from Tutor Perini.

In evaluating the independence of each non-employee director, the Board considered several factors. With respect to Mr. Oneglia, the Board considered the relationship between O&G Industries, Inc., of which Mr. Oneglia is Vice Chairman of the Board of Directors and a principal shareholder, and Tutor Perini, including the construction joint ventures between Tutor Perini and O&G Industries. The Board determined that the joint ventures did not impact Mr. Oneglia’s independence from Tutor Perini management because (1) the joint ventures are formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business, (2) Mr. Oneglia is not personally involved in the management of these joint ventures and (3) Tutor Perini and O&G have an equal vote in the governance of such joint ventures. With respect to Mr. Arkley, the Board considered the relationship between AON Risk Services (AON), of which Mr. Arkley is President/CEO of the Construction Services Group, and Tutor Perini, an insurance and bonding client of AON. The Board has determined that his independence from Tutor Perini management is not impacted because (1) services provided by AON are supplied to Tutor Perini on terms similar to AON’s other clients, (2) income generated by AON for services provided to Tutor Perini are not material to AON’s U.S. or consolidated operations and (3) Mr. Arkley is not involved in the day to day management of the Tutor Perini relationship. No other independent directors had material relationships with Tutor Perini other than in their capacities as directors.

Messrs. Band and Tutor, who are executive officers and employees of Tutor Perini, do not qualify as independent directors.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders and other interested parties. Any shareholder who wishes to communicate with the Board may submit such communication in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, CA 91342 and marked to the attention of the Board or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded to the chair of our Audit Committee.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby interested parties can communicate directly and confidentially with the independent directors, the Audit Committee or the Corporate Governance and Nominating Committee.

CORPORATE GOVERNANCE

Committees and Meetings of the Board of Directors

The Board met 11 times during 2010.  During 2010, all of our directors attended at least 75% of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees on which such director served. The members of the Board are encouraged to attend our annual shareholders meetings.  Eight of the nine current directors attended the 2010 annual shareholders meeting.

Our bylaws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee.

Board Leadership

Mr. Tutor is the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer positions are separately designated offices of the Company, as defined in the Company’s by-laws, however these offices may be held by the same person. The Board most recently evaluated these positions in contemplation of the Company’s merger with Tutor-Saliba and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company because of (i) his proven track-record in successfully bidding on and profitably managing large construction projects, (ii) his relationships with principals in the surety and bonding industry, which provide enhanced access to bonding and insurance for the Company’s construction projects, and (iii) his success in managing large civil and private construction projects on a fixed price basis.

Mr. Klein is an outside director designated to be the Lead Director.  Mr. Klein was elected the Lead Director by a majority of the independent directors and was determined by the Board to be independent. As Lead Director, Mr. Klein has the duties and authority outlined on page 9 under “Corporate Governance and Nominating Committee”.

Board’s Role in Risk Oversight

Periodically, and at least quarterly, the Board meets with management to discuss key risks to our operations and our strategy as well as risk mitigation plans and activities. The Board plays an integral role in providing risk oversight on potential related party transactions and any transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its Board committees. For example, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our company and our risk mitigation strategies. In addition, the Audit Committee participates in regular reviews of our process to assess and manage enterprise risk management, including those related to market/environmental, strategic, financial, operational, legal, compliance and reputational risks. In addition, each of the other standing Board committees (the Compensation Committee and the Corporate Governance and Nominating Committee) regularly meet to discuss the short-term and long-term objectives and to provide oversight for risks relating to the applicable committee’s areas of responsibility. The Compensation Committee, with management’s assistance, reviews the compensation plans and programs throughout the Company to confirm that these plans do not encourage excessive risk-taking that may have a materially adverse effect on the Company.

Audit Committee

The Board has an Audit Committee, which consists of Willard W. Brittain, Jr. (Chair), Michael R. Klein, Marilyn A. Alexander, and Raymond R. Oneglia. Each of the members of the Audit Committee is “financially literate”, as defined in the NYSE listing standards and meets the independence requirements for members of an audit committee set forth in the rules of the Securities and Exchange Commission (“SEC”) and the listing standards of the NYSE, as affirmed by the Board. Based upon review of his qualifications, the Board has designated Mr. Brittain as an “audit committee financial expert” as defined by the rules of the SEC.

The primary duties and responsibilities of the Audit Committee are to:

1.	Oversee the integrity of our internal controls, financial systems and financial statements;

2.	Review the quarterly unaudited and annual audited financial statements with management and the independent auditor;

3.	Appoint and evaluate the independent auditor and monitor and evaluate the auditor’s qualifications and independence;

4.	Oversee compliance with legal and regulatory requirements;

5.	Meet with the independent auditor in executive session at least annually;

6.	Monitor the performance of both our internal and external auditors; and

7.	Annually review the Audit Committee’s charter and performance.

The Audit Committee has the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee met 10 times in 2010.

Corporate Governance and Nominating Committee

The Board has a Corporate Governance and Nominating Committee, which consists of Michael R. Klein (Chair), Robert L. Miller, and Donald D. Snyder. Each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE and as affirmed by the Board. The duties of the Corporate Governance and Nominating Committee include:

1.	Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;

2.	Recommending director nominees for each committee of the Board and nominees for Chair of each committee;

3.	Evaluating the independence of each director and so advising the Board;

4.	Conducting a review and update as necessary of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;

5.	Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and

6.	Nominating a Lead Director whose duties shall include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties.  The Corporate Governance and Nominating Committee met 4 times in 2010.

The independent directors have designated Michael Klein, chair of the Corporate Governance and Nominating Committee, to act as the “Lead Director.” In his capacity as Lead Director, Mr. Klein has the following duties and authority:

•	chairing any meeting of the independent members of the Board in executive session;

•	meeting with any director who is not adequately performing his duties as a member of the Board or any committee;

•	serving as a liaison between the Chairman of the Board and the independent directors;

•	working with the Chairman to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and

•	consulting with the Chairman on matters relating to corporate governance and Board performance.

Compensation Committee

The Board has a Compensation Committee, which consists of Peter Arkley (Chair), Michael R. Klein and Donald D. Snyder. Each member of the Compensation Committee is an independent director, as defined by the NYSE and as affirmed by the Board.

The principal powers and duties of the Compensation Committee as established by the Board are to:

1.
Review and approve the executive compensation programs and policies and to employ outside expert assistance, if required, to analyze our compensation practices to assure that they are consistent with corporate goals and objectives, and competitive with those of comparable firms in the construction industry;

2.
Review and approve corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer, to evaluate his performance in light of those goals and objectives, and to determine and recommend to the Board for approval his compensation level based on this evaluation;

3.	Make recommendations to the Board with respect to executive officer compensation;

4.
Recommend to the Board annual profit and other targets for Tutor Perini for the purpose of determining incentive compensation awards under the provisions of the 2009 General Incentive Compensation Plan and the Amended and Restated (2004) Construction Business Unit Incentive Compensation Plan (the “Incentive Compensation Plans”);

5.
Administer the 2004 Stock Option and Incentive Plan (the “Stock Option Plan”) and the Incentive Compensation Plans; such administration includes power to (i) approve participants’ participation in the Stock Option Plan, (ii) establish performance goals, (iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Incentive Compensation Plans and the Stock Option Plan, and (vi) establish rules and regulations and perform all other acts it believes reasonable and proper; and

6.	Review the investment performance of the Perini Corporation Pension Plan and make changes in investment managers and allocations, as the Compensation Committee deems necessary.

The Compensation Committee has the authority to retain special consultants to advise the committee as it considers necessary. During 2010, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its executive compensation consultant. The Compensation Committee met 6 times in 2010.

Tutor Perini maintains on its website, http://www.tutorperini.com, copies of the charters of each of the committees of our Board. We have also developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Tutor Perini’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at http://www.tutorperini.com. In order to access this portion of our website, click on the “Corporate Governance” tab.  Interested parties may obtain printed copies of these documents by writing to the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, CA 91342. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our directors, Chief Executive Officer, President, Chief Financial Officer or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Nominations for Director

The Board seeks candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively, and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our bylaws, those identified by a search firm retained for such purpose, or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee

charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The minimum qualifications and specific qualities and skills required for directors are set forth in the Corporate Governance Guidelines, a copy of which is maintained on our website at http://www.tutorperini.com.

The Corporate Governance and Nominating Committee considers the diversity in skill and experience of each nominee when evaluating candidates individually and when considered with all directors as a group.  Periodically, individual interviews are conducted with each member to identify and aggregate depth and breadth of experience in disciplines, industry and organizational level. The Board considers areas identified with less extensive experience as a group when evaluating candidates for nomination to director.

A shareholder who wishes to recommend a director-nominee to the Corporate Governance and Nominating Committee for the 2012 annual meeting of shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attn: Corporate Secretary, so it is received not less than 75 days nor more than 180 days prior to the anniversary date of the 2011 Tutor Perini annual meeting of shareholders. However, if the 2012 annual meeting of shareholders is held more than seven (7) days earlier than the anniversary date of the 2011 annual meeting then notice must be delivered or received no later than 5 p.m. pacific time on (a) the 20th day following the earlier of (i) the day on which such notice of the date of the annual meeting is mailed or (ii) the day on which public disclosure of the date of the annual meeting is made, or (b) if such date of notice or public disclosure occurs more than 75 days prior to the scheduled date of such meeting, then the later of (i) the 20th day following the first to occur of such notice or such public disclosure or (ii) the 75th day prior to such scheduled date of such meeting.

AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Board submits the following report.

The primary duties and responsibilities of the Audit Committee (the “Committee”), which met 10 times during the past fiscal year, are to oversee:

1.	The integrity of Tutor Perini’s internal controls, financial systems and financial statements;

2.	Compliance by Tutor Perini with legal and regulatory requirements; and

3.	The independence and performance of both Tutor Perini’s internal and external auditors.

We meet with management periodically to consider the adequacy of Tutor Perini’s internal controls, as well as compliance with Sarbanes Oxley Section 404, and the objectivity of Tutor Perini’s financial reporting. We discuss these matters with Tutor Perini’s independent auditors and with appropriate Company financial personnel and internal auditors.

We meet privately with both the independent auditors and the internal auditors, as required, each of whom has unrestricted access to the Committee.

We also appoint the independent auditors and review periodically their performance and independence from management. As in prior years, the independent auditors are invited to be present at our annual meeting of shareholders.

The directors who currently serve on the Committee meet the “independence” and “experience” requirements of the NYSE, and have been so affirmed by the Board. In connection therewith, the Board has determined that none of us has a relationship with Tutor Perini that may interfere with our independence from Tutor Perini and its management. The Board has designated Willard W. Brittain, Jr. as an “audit committee financial expert”, as defined by the rules of the SEC, based on review of his qualifications.

The Board has adopted a written charter setting forth the duties and responsibilities the Committee is to perform, which we review annually and revise as appropriate.

Management has primary responsibility for Tutor Perini’s financial statements and the overall reporting process, including Tutor Perini’s system of internal controls, and compliance with Sarbanes Oxley Section 404.

The independent auditors, in accordance with the standards of the Public Company Accounting Oversight Board, audit the effectiveness of the internal controls over financial reporting as well as annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Tutor Perini in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us.

This year, we reviewed Tutor Perini’s audited financial statements and met with both management and Deloitte & Touche, LLP, Tutor Perini’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted accounting standards. In addition, we have received from and discussed with Deloitte & Touche, LLP the written disclosure and the letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”. These items relate to that firm’s independence from Tutor Perini. We also discussed with Deloitte & Touche, LLP any matters requiring discussion per the standards of the Public Company Accounting Oversight Board, including those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have considered and determined that the provision of the non-audit services included in “Fees Paid to Audit Firm” on page 34 is compatible with maintaining Deloitte & Touche, LLP’s independence.

Based on these reviews and discussions, we recommended to the Board that Tutor Perini’s audited financial statements be included in the Tutor Perini Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AUDIT COMMITTEE
Willard W. Brittain, Jr., Chair
Marilyn A. Alexander
Michael R. Klein
Raymond R. Oneglia

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis (CD&A) contained in this proxy statement.  The Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the 2011 proxy statement for filing with the SEC.

COMPENSATION COMMITTEE
Peter Arkley, Chair
Michael R. Klein
Donald D. Snyder

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our executive compensation program is intended to attract and retain talented executive officers and key employees who will continue to contribute to Tutor Perini’s long-term success. We believe that it is important to tie compensation to our operating and financial goals, thereby aligning more closely the interest of management with that of our shareholders. We are mindful of the limited pool of available talent and consider competitive conditions when determining compensation. Based on this foundation, our executive compensation plans and programs are intended to:

•	Centralize and integrate people, plans, and programs.

•	Provide a competitive pay opportunity to attract and retain the most qualified key management employees who have the ability to secure and complete the most profitable projects.

•
Target base salaries, annual bonus opportunities, long-term incentive grants, and total compensation between the 50th and 75th percentiles of market pay, with a strong focus on annual cash incentives to align with the Company’s project business cycle. Note, this range can be exceeded, at the Committee’s discretion, in situations involving extraordinary performance and value to the Company.

•
Based on Messrs. Frost’s and Tutor’s extraordinary performance and significant value to the Company, the Committee awarded these executives with one-time performance-based equity grants in conjunction with the merger, bringing their total compensation above the 75th percentile compared to the custom peer group. Since executives do not receive long-term incentive grants on an annual basis, it is anticipated that these two executives’ pay will be closer to the targeted range in future years. The other named executive officers’ total compensation, in the aggregate, currently falls below the 50th percentile. However, in 2010, the Committee agreed to award these executives with long-term incentive awards (to be granted in 2011). These awards will bring these executives more in line with market competitive compensation levels.

•	Encourage extraordinary executive performance by providing periodic equity grants to align the interests of key management employees with those of the shareholders.

In recognition of the variability of the construction industry, we believe that compensation focusing on both variable short-term and long-term corporate goals is appropriate for Tutor Perini and our shareholders. This incentive approach also provides greater rewards for higher performance and has been effective in retaining and motivating our highest performing key executive talent. As a result, our compensation practices for our named executive officers have a significant focus on annual “variable pay” incentive awards. Long-term incentive awards have periodically been granted to select executives when the Compensation Committee has determined an award to be appropriate based upon Company strategic goals, superior performance, and upon the value of the executive to the Company.

The Committee is guided by the above philosophy when making compensation decisions. The Compensation Committee reviews market data and evaluates the executive’s performance and value to Tutor Perini, balanced with providing a competitive pay package to encourage attraction and retention. Lastly, the Committee considers how to appropriately focus the efforts of its executives on achieving Tutor Perini’s overall corporate goals and business strategies.

Decision Making Process

To execute the executive compensation strategy, the Compensation Committee works with management to determine compensation for the named executive officers. The Committee believes that the CEO is best positioned to evaluate the performance of our other named executive officers. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our named executive officers, excluding himself. The CEO reviews performance of the executive officers and based on his assessment makes recommendations to the Committee for approval. The Committee also reviews the CEO’s performance and based on his performance the Committee makes pay recommendations to the Board for approval.

Additionally, the Committee reviews competitive external market data. In early, 2010, Meridian presented a comprehensive review of executive compensation at a select group of peer companies. The review provided competitive compensation information based on the 2010 Peer Group (as described below). The review also provided compensation data for a group of General Industry companies as a second reference for the Committee to review. The Committee used this benchmarked data, the individual performance assessments, the executive’s tenure and the executive’s specific responsibilities to determine 2011 compensation for the Named Executive Officers.

2010 Peer Group

Prior to commencing the study, the Compensation Committee reviewed and approved the following 22-company peer group. The peer companies were selected based on various criteria considered by the Committee including industry, size, and location relevance. The following companies were included in the 2010 Peer Group:

AECOM Technology Corporation
Arcadis NV
Chicago Bridge & Iron Company
CH2M Hill Companies, Ltd.
Dover Corporation
Emcor Group, Inc.
Fluor Corp.
Foster Wheeler AG
Granite Construction, Inc.
ITT Corporation
Jacobs Engineering Group, Inc.
KBR, Inc.
Peter Kewitt Sons, Inc
McDermott International
Michael Baker Corporation
Raytheon Company
Shaw Group
Sterling Construction Company
TetraTech, Inc.
URS Corporation
Valmont Industries, Inc.
Vulcan Materials Company

Elements of Compensation

As noted above, our executive compensation program relies on annual cash and stock based compensation to retain and motivate our named executive officers. In addition, the Compensation Committee has granted stock based long-term incentive awards when deemed appropriate by the Compensation Committee based on strategic Company goals, superior performance, and value of the executive to the Company.

Base Salary

We provide market competitive base salaries to fairly compensate our named executive officers for the services that they provide during the year and to assist in retaining our named executive officers. In 2010, based on the Committee’s review of the market data, and as a result of the economic downturn, no named executive officers received a base salary increase. Mr. Tutor’s base salary has not been increased since he entered into his employment agreement in 2008.

Incentive Compensation Plan—Annual Awards

As described above, our historic executive compensation program has emphasized the importance of annual cash incentive opportunities in motivating and retaining our named executive officers. The Committee believes that providing meaningful cash-based incentives provides executives with focus to achieve the Company’s strategic goals. To provide appropriate incentives to our named executive officers, between 40% and 60% (depending upon the position) of their target annual cash compensation is comprised of an annual incentive bonus opportunity that is paid only if Tutor Perini achieves pre-established performance goals set by the Compensation Committee.

For the CEO, according to the terms of his employment agreement, Mr. Tutor’s annual bonus opportunity represented approximately 64% of his target annual cash compensation.

For 2010, the Compensation Committee established a target annual bonus opportunity for each named executive officer, stated as a percentage of each executive’s base salary. The annual bonus was only payable if Tutor Perini achieved financial performance goals established at the beginning of the performance period by the Compensation Committee. For 2010, if Tutor Perini achieved 80% of the targeted goal, each named executive officer would receive 80% of his target annual bonus amount. If Tutor Perini achieved between 80% and 100% of this goal, each named executive officer would receive between 80% and 100% of his target annual bonus amount. Each named executive officer’s annual bonus was capped at 100% of his applicable target bonus.

The table below shows the threshold, target and maximum bonus opportunities as a percentage of the executive’s base salary:

	Threshold	Target	Maximum
R. Tutor	140%	175%	175%
K. Burk	60%	75%	75%
R. Band	80%	100%	100%
M. Caspers	80%	100%	100%
J. Frost	80%	100%	100%

The dollar amounts corresponding to these percentages are included in the table captioned “Grants of Plan-Based Awards Table” on page 21.

For 2010, the Compensation Committee selected pre-tax income as the applicable performance metric for the annual bonus plan. The Committee chose this goal because it encourages executives to both obtain new projects for Tutor Perini and to complete Tutor Perini’s projects on a cost efficient basis. The applicable target set by the Compensation Committee for 2010 was $156.3 million of pre-tax income. Because Tutor Perini earned $159.5 million of pre-tax income in 2010, each named executive officer was paid 100% of their target bonus. No individual goals are used by the Company in determination of the annual bonus payout amount.

Long-Term Incentives

Periodic, versus automatic annual, grants of long-term incentives have played a significant role in our executive compensation program because of our historic belief that due to the cyclical nature of our business, year-to-year incentives better focus our executives on achieving Tutor Perini’s quickly moving performance objectives. Historically, the Committee has made periodic equity grants to select key executives based upon Company strategic goals, executive performance, and upon the value of the executive to the Company. Not all executives receive equity grants.

In 2009, the Compensation Committee, approved equity awards to Mr. Tutor and Mr. Frost, following the merger of the Company and Tutor-Saliba to provide additional incentive to focus specific goals of the newly merged company. Mr. Tutor’s award of 750,000 stock options and 750,000 restricted stock units will vest over five years, subject to the achievement of annual performance goals set by the Compensation Committee each year. Mr. Frost’s award of 150,000 restricted stock units will vest over three years subject to annual performance goals set by the Compensation Committee each year. The Compensation Committee considered these awards to be an important step to assure that these key executives remain committed to serving the Company through the period of transition.

Although these awards were approved in 2009, each “tranche” (1/5 of Mr. Tutor’s award and 1/3 of Mr. Frost’s award) is granted as of the beginning of each fiscal year when the Compensation Committee determines the performance goal for that specific tranche.

Similar to the annual incentive program, the Compensation Committee chose a consolidated Company pre-tax income goal for Mr. Tutor and a Civil Group pre-tax income goal for Mr. Frost as the performance goals for these awards in 2010. Choosing pre-tax income emphasizes the executive’s focus on this goal and encourages executives to both obtain new projects for Tutor Perini and to complete projects profitably. The Compensation Committee established a corporate pre-tax income goal of $156.3 million for 2010 and a Civil Group pre-tax income goal of $74.9 million. In 2010, the actual performance of these goals had to be at least 70% of the target amount in order for the 2010 tranche of these awards to vest.

In 2010, the corporate pre-tax income was $159.5 million. Based on this result, the Compensation Committee deemed the performance criteria for the second tranche of shares awarded to Mr. Tutor to be satisfied. The 2010 pre-tax income for the Civil Group was $81.5 million, therefore the Compensation Committee deemed the performance criteria for the second tranche of shares awarded to Mr. Frost to be satisfied.

During 2010, the Compensation Committee approved awards of 100,000 and 50,000 restricted stock units to Mr. Caspers and Mr. Burk, respectively. These awards were strategically made to align these key executives with shareholders and to provide additional incentive to meet corporate objectives. Additionally, the award was intended to encourage retention of these executives. These awards will vest in equal installments during 2012-2014, subject to the achievement of pre-tax income performance targets established by the Compensation Committee (with Mr. Caspers’ referenced to pre-tax income for the Building Group and Mr. Burk’s referenced to pre-tax income for the consolidated Company) as of the beginning of each fiscal year. The actual grant dates for these tranches will be established on an annual basis when the Compensation Committee establishes the respective pre-tax performance targets for each tranche.

Retirement Benefits

Tutor Perini does not provide additional retirement benefits to executive officers, beyond what is offered to all employees.

Perquisites

We provide certain perquisites to our executives because of the demand in time and travel required in their leadership across multiple businesses in multiple geographical locations.  We only provide these perquisites where we feel there is a business need.  Examples of the perquisites afforded to each of our named executive officers include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement, and housing allowance during a period of relocation. Specifically for Mr. Tutor, we provide an allowance covering executive life insurance and/or personal financial services not to exceed $175,000 annually, and we provide 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet.  We have provided these perquisites primarily to keep him accessible across our geographical locations and as a measure of consistency with his compensation structure prior to assuming his current role with the Company.

Severance Benefits

As of December 31, 2010, none of the named executive officers, except Mr. Tutor, are eligible for severance benefits beyond what is afforded to all employees. The Compensation Committee determined Mr. Tutor’s benefit in accordance with Mr. Tutor’s employment agreement (see “Employment Agreements”, page 23). Mr. Tutor receives certain compensation in the event of termination by the Company without cause or termination by the executive for good reason.

On March 21, 2011, the Company entered into an employment agreement with James (“Jack”) A. Frost which deems him eligible for severance benefits.  For further discussion of this agreement please refer to the “Employment Agreements” section below.

Employment Agreements

Effective September 8, 2008 upon closing of the merger transaction with Tutor-Saliba, the Company entered into an employment agreement with Ronald N. Tutor to have him serve as the Chairman and Chief Executive Officer of the Company.  Through this agreement, the Company has retained Mr. Tutor’s extraordinary leadership and management capabilities that are critical to the growth of the Company going forward.  For a description of material terms of Mr. Tutor’s employment agreement, see “Employment Agreements” on page 23.

On March 21, 2011, the Company entered into an employment agreement with Mr. Frost to have him serve as Executive Vice President and Chief Executive Officer of the Civil Group of the Company.  Mr. Frost has served in this role without an employment agreement since March 23, 2009. As part of the negotiations with Mr. Frost concerning his Employment Agreement, the Company and he agreed to make the terms of the Employment Agreement retroactive to June 30, 2009 in recognition of his contributions to the Company prior to his entering into the Employment Agreement.  The Company considers Mr. Frost’s contribution to be critical to the future growth of the Company, particularly as illustrated by the significant growth in the Company’s Civil Group under his leadership. For a description of material terms of Mr. Frost’s employment agreement, see “Employment Agreements” on page 23.

Impact of Accounting and Tax Treatment

We believe that the primary goals of our executive compensation program are to attract and retain valued and important named executive officers, to clearly identify for our named executive officers the corporate goals and objectives important to Tutor Perini, to motivate our named executive officers to achieve these goals and to fairly reward our named executive officers for achieving these goals. Accordingly, the accounting and tax treatment of our executive compensation program, while important, is not a determining factor in structuring our program. We appropriately account for our executive compensation and, to the extent consonant with the goals of our executive compensation program, we attempt to structure our executive compensation program to preserve the deductibility of amounts paid to our named executive officers. In certain instances, however, we believe that it is our best interest, and that of our shareholders, to have the flexibility to pay compensation to our named executive officers that is not tax deductible in order to provide a compensation package consistent with our objectives.

Compensation Program Risk Assessment

Management and the Compensation Committee reviewed the Company’s incentive compensation plans and programs and concluded that the plans and programs do not create risks that are reasonably likely to have a materially adverse effect on the Company. The review identified several risk mitigating factors, such as capped incentive payouts and independent Committee oversight of plans and programs. Additionally, the review identified a clearly articulated philosophy and peer group, use of competitive market data, and an effective use of cash and strategic equity grants which all contribute to a balanced pay program.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Ronald N. Tutor	2010	1,500,000	—	3,066,000	1,468,500	2,625,000	—	342,400	9,001,900
Chairman and Chief	2009	1,500,000	—	3,049,500	1,497,000	2,544,870	—	3,306,520	11,897,890
Executive Officer	2008	493,550	—	—	—	1,512,850	—	790,600	2,797,000

Kenneth R. Burk	2010	475,000	—	—	—	356,250	—	238,700	1,069,950
Executive Vice	2009	475,000	—	—	—	350,690	—	128,740	954,430
President, CFO,	2008	413,000	—	627,000	362,250	309,700	—	124,200	1,836,150
Asst. Secretary

Robert Band	2010	600,000	—	—	—	600,000	108,100	57,500	1,365,600
President, CEO	2009	600,000	—	—	—	590,630	160,800	54,160	1,405,590
Management Services Group	2008	576,000	—	940,500	543,380	576,000	118,900	39,500	2,794,280

Mark A. Caspers	2010	600,000	—	—	—	600,000	55,300	200,600	1,455,900
Executive Vice	2009	600,000	—	—	—	581,690	32,700	257,460	1,471,850
President, CEO	2008	540,400	—	3,207,000	362,250	517,400	16,000	202,200	4,845,250
Building Group

James A. Frost	2010	675,000	—	1,022,000	—	675,000	—	103,700	2,475,700
Executive Vice	2009	612,500	—	1,124,500	—	593,800	—	40,650	2,371,450
President, CEO
Civil Group

(1)	The current annual base salaries for our named executive officers are: Mr. Tutor, $1,500,000; Mr. Burk, $475,000; Mr. Band, $600,000; Mr. Caspers, $600,000; and Mr. Frost, $725,000.

(2)
Amounts are based on the fair value of restricted stock units on the date of grant valued at the closing market price of the Common Stock on that date.  The awards were granted under the 2004 Stock Option and Incentive Plan.

(3)
Amounts shown represent the grant date fair value on the date of grant and are based on the Black-Scholes option pricing model.  The exercise price of these options is equal to the closing price of the Common Stock on the date of award approval by the Compensation Committee.  The assumptions used to value stock options can be found in Note 10 – Stock-Based Compensation to our Consolidated Financial Statements contained in the 2010 Annual Report to Shareholders.  The options were granted under the 2004 Stock Option and Incentive Plan.

(4)
These amounts represent payments made in 2011, 2010 and 2009, based on attainment of pre-tax income goals for 2010, 2009 and 2008 under our incentive compensation plans discussed above under the heading “Incentive Compensation Plan –Annual Awards”.

Mr. Caspers, with the concurrence of the Compensation Committee, had a portion of his annual incentive payments allocated to a bonus pool for the benefit of employees who work for Perini Building Company and who are otherwise not eligible to participate in the incentive compensation plan. As a result, the incentive payments for 2008 made to Mr.  Caspers were reduced by $23,000.

(5)
Tutor Perini has a non-contributory defined benefit pension plan which was “frozen” as of June 1, 2004, meaning that final average earnings and years of service will be determined as of June 1, 2004 for purposes of calculating future benefits. Certain pension benefits payable have been augmented by a benefits equalization plan, or BEP, which was also frozen on June 1, 2004. The amounts presented here represent the difference between the present value of the benefits payable from the pension plan and the BEP as of December 31, 2010, 2009 and 2008, as compared to December 31, 2009, 2008 and 2007. The present values were calculated using the discount rates used to compute our pension benefit obligations at year end, which were 5.18%, 5.84%, 6.29%, and 6.41% for December 31, 2010, 2009, 2008 and 2007, respectively. As the plans are frozen, the change in pension value above is primarily caused by the change in the discount rate and the present value effect of the individual being one year closer to normal retirement age.  Mr. Tutor, Mr. Burk, and Mr. Frost do not participate in these plans.

(6)
The $342,400 listed for Mr. Tutor represents vehicle use ($5,800) and drivers ($133,600), accounting and tax services ($138,100), personal use of corporate aircraft ($45,300), and  insurance premiums ($19,600).

The $238,700 listed for Mr. Burk includes relocation expenses ($196,500) and vehicle use ($23,000), insurance premiums ($14,200) and his 401(k) match ($5,000).

The $57,500 listed for Mr. Band includes company vehicle use/allowance ($27,100), insurance premiums ($25,400), and his 401(k) match ($5,000).

The $200,600 listed for Mr. Caspers includes housing expenses ($157,700), vehicle use/allowance ($35,600), his 401(k) match ($5,000) and insurance premiums ($2,300).

The $103,700 listed for Mr. Frost includes vehicle use/allowance ($22,000) and drivers ($56,000), insurance premiums ($20,700) and 401(k) match ($5,000).

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: # of Shares	All Other Option Awards: Underlying # of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)

R. Tutor	3/17/2010	2,100,000	2,625,000	2,625,000	—	—	—	—	—	—	—
(3)	3/17/2010	—	—	—	—	150,000	—	—	—	—	3,066,000
(3)	3/17/2010	—	—	—	—	150,000	—	—	—	20.33	1,468,500

K. Burk	3/17/2010	285,000	356,250	356,250	—	—	—	—	—	—	—

R. Band	3/17/2010	480,000	600,000	600,000	—	—	—	—	—	—	—

M. Caspers	3/17/2010	480,000	600,000	600,000	—	—	—	—	—	—	—

J. Frost	3/17/2010	540,000	675,000	675,000	—	—	—	—	—	—	—
(4)	3/17/2010	—	—	—	—	50,000	—	—	—	—	1,022,000

(1) The Non-Equity Incentive Plan is discussed under “Incentive Compensation Plan-Annual Awards” beginning on page 15. These awards were granted in March 2010 contingent upon the attainment of 2010 pre-tax income goals. The related goals were established by the Compensation Committee following consultation with management, and were set at a level that the Compensation Committee believed was achievable with a high level of effort. The goal was met at 100% of the target, and the Compensation Committee voted to make the payout at 100% of the maximum possible payout according to the plan formula to the above individuals in March 2011, consistent with the terms of the plan.

(2) The Equity Incentive Plan, which consists of the 2004 Stock Option and Incentive Plan, is discussed under “Long-Term Incentives” on page 16. The restricted stock units awarded are valued at the closing price of the Common Stock on the grant date.

(3) On May 28, 2009 awards granted to Mr. Tutor included 750,000 restricted stock units and 750,000 stock options which vest in five equal annual tranches from 2010 to 2014 based on pre-tax income goals set each year. Accordingly, the grant date fair value of the second tranche that was granted in 2010 is reflected above. The stock options are exercisable at a price equal to the closing price on the date of award approval by the Compensation Committee, and are valued based on the Black-Scholes option pricing model. They expire ten years from the date of award approval by the Compensation Committee, or May 28, 2019.

(4) The September 15, 2009 award to Mr. Frost included 150,000 restricted stock units which vest in three equal annual tranches from 2010 to 2012 based on pre-tax income goals set each year. Accordingly, the grant date fair value of the second tranche is reflected above.

Outstanding Equity Awards at Fiscal Year-End Table

	Options Awards(1)					Stock Awards (2)

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Unitsof Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald N. Tutor	150,000	150,000	—	20.33	05/28/2019	150,000	3,211,500	—	—
Kenneth R. Burk	—	—	50,000	12.54	11/18/2018	—	—	50,000	1,070,500
Robert Band	—	—	75,000	12.54	11/18/2018	—	—	75,000	1,605,750
Mark A. Caspers	—	—	50,000	12.54	11/18/2018	—	—	50,000	1,070,500
James A. Frost	—	—	100,000	26.19	09/05/2018	50,000	1,070,500	150,000	3,211,500

(1)
As discussed previously, Mr. Tutor was awarded 750,000 options that will vest in five equal annual tranches from May 2010 to May 2014 upon the achievement of pre-tax income goals for fiscal years 2009 through 2013. In 2009, the first tranche was earned and vested in May 2010 but has not yet been exercised.  In 2010, the second tranche was earned and will vest in May 2011. Options for Messrs. Burk, Shaw, Band, and Caspers are scheduled to vest on November 18, 2013 subject to the achievement of cumulative performance of pre-tax income goals for fiscal years 2008 through 2012. Mr. Frost’s options vest September 4, 2013 and are subject to achievement of the same goals.

(2)	Value is based on the closing market price of $21.41 on December 31, 2010.

(3)	Vesting is scheduled according to the following table:

	May 2011		Sept. 2011		Sept. 2013		Nov. 2013		Total
Ronald N. Tutor	150,000	(P)	—		—		—		150,000
Kenneth R. Burk	—		—		—		50,000	(P)	50,000
Robert Band	—		—		—		75,000	(P)	75,000
Mark A. Caspers	—		—		—		50,000	(P)	50,000
James A. Frost	—		50,000	(P)	150,000	(P)	—		200,000
(P)—Units are performance-vested

Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting (1) ($)
Ronald N. Tutor	—	—	150,000	(P)	3,345,000
Kenneth R. Burk	—	—	—		—
Robert Band	—	—	33,334	(P)	620,680
Mark A. Caspers	—	—	50,000	(T)	931,000
James A. Frost	—	—	50,000	(P)	974,500

(1)	Reflects the closing price of the Common Stock on the vesting date.
(T)—	These awards are time-vested.
(P)—	These awards are performance-vested.

Pension Benefits for 2010 Fiscal Year

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Ronald N. Tutor		—	—	—
Kenneth R. Burk		—	—	—
Robert Band	Pension Plan	33	673,300	—
	BEP	33	1,288,300	—
Mark A. Caspers	Pension Plan	25	273,100	—
James A. Frost		—	—	—

(1)	Assumes retirement occurs at the later of age 62 or current age, in a life annuity form, and a discount rate of 5.18%. Based on RP2000 mortality tables, projected to 2006 by Scale AA.

Tutor Perini has a defined benefit pension plan that covers its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is noncontributory and benefits are based on an employee’s years of service and “final average earnings” (as defined). The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. Tutor Perini also has an unfunded supplemental retirement plan (referred to as the Benefits Equalization Plan, or BEP) for certain employees whose benefits under the defined benefit pension plan were reduced because of compensation limitations under federal tax laws.

The normal retirement benefit under these plans is equal to:

•	.75% of “final average earnings”, not in excess of “covered compensation” (each as defined), multiplied by years of service, up to 25; plus

•	1.5% of final average earnings, in excess of covered compensation multiplied by years of service, up to 25.

Our plans provide for early retirement upon either the attainment of age 55 and 10 years of service, or the completion of 25 years of service. Under our plans, a participant who elects early retirement may elect to receive either an immediate early retirement income equal to 91% of his or her normal retirement benefit or a deferred benefit. Upon the attainment of age 62 and completion of 25 years of service, the participant may receive an unreduced pension equal to his or her normal retirement benefit. A reduced benefit is available for a participant who elects early retirement and wishes to receive benefits prior to age 62.  The ages of Mr. Band and Mr. Caspers are 63 and 48, respectively.

Effective June 1, 2004, all benefit accruals under Tutor Perini’s pension plans were frozen; however, the current vested benefit was preserved. Accordingly, our named executive officers will not earn additional pension benefits, but they may become eligible for an early retirement benefit (which will be based on their “frozen” normal retirement benefit) based on service after June 1, 2004.

Termination Benefits - Potential Payments Upon Termination or Change in Control

Employment Agreements

Ronald N. Tutor Employment Agreement

Effective September 8, 2008 upon closing of the merger transaction with Tutor-Saliba, the Company entered into an employment agreement with Ronald N. Tutor.  Under the terms of the employment agreement, Mr. Tutor serves as Chairman of the Board and Chief Executive Officer, is paid an annual base salary of at least

$1,500,000 and is paid, subject to performance criteria to be determined by the Compensation Committee, an annual bonus of 175% of salary which is subject to adjustment pursuant to a formula established by the Compensation Committee for Tutor Perini’s performance above and below target.  Mr. Tutor will be considered for equity incentives at the discretion of the Compensation Committee, and receives various benefits and perquisites including (i) 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet, with any unused balance being carried forward to subsequent years while employed; (ii) use of an automobile and driver, and use of an apartment in Las Vegas, Nevada, in each case on terms and conditions to be determined by the Board; (iii) participation in all fringe benefits and perquisites made available generally to senior executives of Tutor Perini, generally on the same terms and conditions, (iv) 30 days vacation; (v) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Tutor Perini, to the extent eligible.  Furthermore, Tutor Perini provides Mr. Tutor with an allowance covering executive life insurance and/or personal financial services not to exceed $175,000 annually.

The initial term of the employment agreement is five years, commencing on September 8, 2008, which was the effective date of the Company’s merger with Tutor-Saliba.  The term extends automatically for successive one-year periods, unless either party notifies the other at least 90 days in advance of the expiration of the employment agreement that it does not intend to renew the employment agreement.

Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for two years after the end of his employment (unless his employment is terminated by Tutor Perini without “Cause” or he terminates his employment for “Good Reason” (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees.  Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information.

If Mr. Tutor’s benefits and payments become subject to an excise tax under Section 4999 of the Internal Revenue Code in connection with a change in control of Tutor Perini, he will be entitled to an additional “gross-up payment” to compensate him for the amount of this additional excise tax.

Certain payments would be payable to Mr. Tutor in the event of his termination.  The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2010:

Triggering Event		Base Salary ($) (1)	Bonus ($) (2)	Benefits ($) (3)	Perquisites ($) (4)	O/S Equity Awards ($) (5)	Cash Lump Sum ($) (6)	Tax Gross-ups ($) (7)	Total ($)

A.	Death	—	—	86,500	39,800	13,494,000	—	—	13,620,300

B.	Disability	—	—	86,500	39,800	13,494,000	—	—	13,620,300

C.	Termination by Employer or Cause or by Executive without Good Reason	—	—	86,500	39,800	—	—	—	126,300

D.	Termination by Employer Without Cause or by Executive with Good Reason	—	—	115,800	39,800	13,494,000	8,250,000	—	21,899,600

E.	Change in Control (8)	—	—	130,400	39,800	13,494,000	12,375,000	16,006,000	42,045,200

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Tutor. As of December 31, 2010, Mr. Tutor was not owed any accrued salary.
(2)
The incentive compensation for 2010 performance would be due to Mr. Tutor at the time payment is made to all executives under Events D and E.  No payment would be due under Events A, B or C.  As of December 31, 2010, Mr. Tutor was not owed any unearned bonus.

(3)
Benefits include vacation, health benefits and other insurance.  Termination under all Events would result in payment for accrued vacation (15 days at 12/31/10, valued at approximately $86,500).  Event D would require continuation of health and insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $29,300 at 12/31/10), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.  Event E would require continuation of health and insurance benefits for the greater of 36 months or the balance of the employment period, which was 32 months at 12/31/10 (estimated at $43,900), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.

(4)	In all cases Mr. Tutor would be due the unused balance of his personal aircraft use at 12/31/10, which totals $39,800.
(5)
Mr. Tutor had 600,000 restricted stock units and 600,000 stock options outstanding at 12/31/10. All outstanding equity awards would immediately vest and outstanding options would be exercisable under Events A, B, D and E.  Mr. Tutor’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C.  The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $21.41 on 12/31/10. Additionally, for purposes of Event E, the options have a parachute value of $7.1 million, which gives rise to additional gross-up payments (refer to footnotes (7) and (8) below.)

(6)
A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event D; and three times the sum of annual salary and target bonus in the case of Event E.

(7)
All or a portion of payments made to Mr. Tutor upon a change in control, as defined in his Employment Agreement, may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code.  In the event of a change in control, Mr. Tutor will be entitled to a Tax Gross-up of $16.0 million to cover the applicable excise taxes under Section 4999.

(8)
This event applies if there is a change in control and Mr. Tutor is terminated other than for cause or disability, if he was terminated in anticipation of a change in control, or if Mr. Tutor terminated the Agreement for good reason within two years following a change in control.

Tutor Perini will generally have “Cause” to terminate Mr. Tutor’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Tutor Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Tutor Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Tutor Perini. For purposes of this provision, no act or failure to act, on the part of Mr. Tutor, shall be considered “willful” unless it is done, or omitted to be done, by Mr. Tutor in bad faith or without reasonable belief that his action or omission was in the best interest of Tutor Perini. Any termination for Cause generally requires written notice to Mr. Tutor and providing him with 10 days to cure the conduct after such notice. The Board must also vote affirmatively that Mr. Tutor is to be terminated for Cause after giving him an opportunity to be heard by the Board.

Mr. Tutor will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any adverse change in his titles; (ii) any reduction in his base salary; (iii) a material diminution in his authority, responsibilities or duties; (iv) the assignment of duties materially inconsistent with his position; (v) a relocation of his place of employment to a location more than 50 miles further from the current offices near Los Angeles, California; (vi) any other material breach of the terms in the employment agreement or (vii) the failure of Tutor Perini to have his contract assumed after a merger, consolidation, sale or similar transaction. In order to invoke a termination for Good Reason, Mr. Tutor must notify Tutor Perini of the existence of the event of Good Reason within 90 days of its occurrence, Tutor Perini must fail to cure the event within 30 days of the notice, and Mr. Tutor must terminate his employment within 10 days of the expiration of such period.

As of December 31, 2010, none of our other executive officers has an agreement with us providing for termination benefits.  However, upon a change in control all outstanding equity awards, stock options and restricted stock units, immediately vest.  Additionally, on March 21, 2011, the Company entered into an employment agreement with Mr. Frost which provides him with benefits as discussed in the “Jack Frost Employment Agreement” section below.

Jack Frost Employment Agreement

On March 21, 2011, the Company entered into an employment agreement with Mr. Frost to have him serve as Executive Vice President and Chief Executive Officer of the Civil Group of the Company.  Mr. Frost has served in this role without an employment agreement since March 23, 2009. As part of the negotiations with Mr. Frost concerning his employment agreement, the Company and he agreed to make the terms of the employment agreement retroactive to June 30, 2009 (the “Effective Date”) in recognition of his contributions to the Company prior to his entering into the employment agreement.

Pursuant to the employment agreement, Mr. Frost will receive an initial annual base salary of $675,000, subject to review and upward adjustment in the discretion of the Company, an annual performance-based cash bonus equal to 100% of his base salary if target performance levels established by the Compensation Committee are satisfied (with greater or lesser amounts paid if performance levels are above or below such target), and will be eligible to participate in the Company’s equity incentive plan. Mr. Frost will be considered for equity incentives at the discretion of the Compensation Committee, and receives various benefits and perquisites including (i) participation in all fringe benefits and perquisites made available generally to senior executives of Tutor Perini, generally on the same terms and conditions, and (ii) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Tutor Perini, to the extent eligible.  Since the Effective Date, the Company, upon the authority granted to it by the Compensation Committee, has also approved a merit-based increase of $50,000 to Mr. Frost’s annual base salary, resulting in a current annual base salary of $725,000.

The employment agreement has an initial term of five years commencing on the Effective Date, and it renews automatically for successive one-year periods thereafter, unless either party thereto provides at least 60 days’ advance written notice of a decision not to renew.

If the Company terminates Mr. Frost’s employment for any reason other than for Cause or disability, or Mr. Frost terminates his employment for Good Reason, (as such terms are defined in the employment agreement), he will be entitled to receive: (1) a severance package consisting of (a) any earned but unpaid base salary through the date of termination and any declared but unpaid annual bonus, (b) a pro rata bonus for the calendar year in which Mr. Frost’s employment ends in the amount of the bonus that would have been paid to Mr. Frost had he remained with the Company for that entire calendar year, prorated for the portion of the year prior to his termination, (c) all accrued benefits to which he is entitled as of the date of termination and (d) a cash lump sum payment equal to one and one half (1.5) times the sum of his base salary and target bonus for the year of termination, (2) immediate vesting of all outstanding equity awards held by Mr. Frost, and (3) continued benefits for Mr. Frost and his dependents for a period of 24 months. Pursuant to the terms of the employment agreement, Mr. Frost is subject to a covenant providing that for one year after the end of his employment he will not compete with the Company or solicit certain of its employees.

Director Compensation

Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by similar companies, in order to determine whether an adjustment should be made.

Fees for our outside directors consist of an annual retainer fee of $80,000, payable in cash or Common Stock at each director’s option, plus 1,000 shares of Common Stock. Directors also receive $900 per Board meeting attended in person and $300 per meeting attended telephonically. Members of the Audit Committee receive $2,000 per meeting attended in person and $500 per meeting attended telephonically. During 2010, the Board approved a $10,000 increase in retainer for the Audit Committee Chair and a new $10,000 retainer for the Compensation Committee Chair based on data from the Compensation Committee’s consultant. Therefore, the Audit Committee Chair received an annual retainer of $20,000 and the Compensation Committee Chair received an annual retainer of $10,000 in 2010 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per meeting attended in person ($300 if attended telephonically).  Additionally in 2010, the Board approved an additional annual retainer of $20,000 for the Lead Director based on the increased responsibilities associated with this role.

The following table sets forth compensation information for 2010 for each member of our Board.

Name	Fees Earned or Paid in Cash ($) (a)(d)	Stock Awards ($) (b)	Option Awards ($)	Non-Stock Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Peter Arkley	100,500	18,100	—	—	—	—	118,600
Marilyn A. Alexander	76,400	38,100	—	—	—	—	114,500
Robert Band	(c)	(c)	(c)	(c)	(c)	(c)	(c)
Willard W. Brittain, Jr.	114,300	18,100	—	—	—	—	132,400
Michael R. Klein	44,500	98,100	—	—	—	—	142,600
Robert L. Miller	89,300	18,100	—	—	—	—	107,400
Raymond R. Oneglia	56,700	58,100	—	—	—	—	114,800
Donald D. Snyder	89,600	18,100	—	—	—	—	107,700
Ronald N. Tutor	(c)	(c)	(c)	(c)	(c)	(c)	(c)

(a)
Our Board receives an annual retainer fee of $80,000, payable in cash, stock or any combination thereof at the option of each director, which is reported here.  The details of each director’s election pertaining to the $80,000 retainer payment are as follows:

Name	Cash Payment ($)	# Shares	Share Price * ($)	Stock Value ($)

Peter Arkley	80,000	—	—	—
Marilyn A. Alexander	60,000	1,104	18.11	20,000
Willard W. Brittain, Jr.	80,000	—	—	—
Michael R. Klein	—	4,417	18.11	80,000
Robert L. Miller	80,000	—	—	—
Raymond R. Oneglia	40,000	2,208	18.11	40,000
Donald D. Snyder	80,000	—	—	—

* Closing price on date of grant.

(b)	As part of their annual retainer fee, our directors receive 1,000 shares of Common Stock, valued at the closing price on the date awarded.
(c)	Mr. Band and Mr. Tutor are named executive officers, whose compensation appears on the Summary Compensation Table. They do not receive director’s fees.
(d)	Robert A. Kennedy received cash payments totaling $8,400 during 2010 for meetings attended during his term of service.

No non-employee directors had outstanding stock options at December 31, 2010.

Director and Officer Indemnification
Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our bylaws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted the Code of Business Conduct and Ethics for all executive officers, directors and employees that addresses potential conflict of interest situations, including related party transactions. Under this policy, any questions are required to be directed to our chief compliance officer, and suspected violations are required to be reported to the chief compliance officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential transactions with related parties, and then advising the Board whether such transactions are appropriate.
The transactions described below were reviewed and approved by the Audit Committee and the Board, as applicable, in accordance with our policies. In addition, we believe that the transactions described below were on terms that were at least as favorable to us as we would have expected to negotiate with other unaffiliated third parties at the point in time these transactions were consummated.

Merger With Tutor-Saliba Corporation

On September 8, 2008, we completed the merger with Tutor-Saliba pursuant to an agreement and plan of merger between us, Tutor-Saliba, Ronald N. Tutor and shareholders of Tutor-Saliba.  The merger and related transactions were recommended to the Board by the Special Committee which included only independent and disinterested directors.  Subsequent to the approval of the merger by our shareholders, we issued 22,987,293 shares of Common Stock to the shareholders of Tutor-Saliba in exchange for 100% of the outstanding capital stock of Tutor-Saliba.  Mr. Tutor served as our Chairman and Chief Executive Officer prior to the merger and continues in that role pursuant to an employment agreement (See “Employment Agreements”, page 23).  In addition, Mr. Tutor controls two trusts that collectively owned 96% of the outstanding stock of Tutor-Saliba prior to the merger.  As a result of the merger, Mr. Tutor, through these two trusts, became the beneficial owner of approximately 43% of the outstanding Common Stock.  The shares owned by the two trusts are subject to certain restrictions contained in the Amended Shareholders Agreement between Mr. Tutor, us and other former Tutor-Saliba shareholders as described on pages 29-31.

Amended Shareholders Agreement

Effective September 8, 2008 upon completion of the merger with Tutor-Saliba, we entered into a shareholders agreement with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini.  The shareholders agreement was amended by a first amendment dated September 17, 2010 (collectively the “Amended Shareholders Agreement”) which revised the transfer restrictions contained in the shareholders agreement to permit Ronald N. Tutor and certain trusts controlled by Ronald N. Tutor to freely transfer up to 40% (up from 30%) of the shares of Company common stock they received in the 2008 merger with Tutor-Saliba Corporation, so long as such transfer does not result in the transfer of shares of Company common stock equal to or greater than 15% of the total voting power of the Company's common stock to any third party or group of affiliated third parties.

Composition of the Board of Directors

The Amended Shareholders Agreement provides that the shareholder representative has the right to designate two nominees for election to the Board for so long as the Tutor Group (Mr. Tutor and the two trusts he controls) owns at least 22.5% of the outstanding shares of Common Stock and one nominee if the Tutor Group owns less than 22.5% but more than 11.25% of the outstanding shares of Common Stock. In addition, for so long as Mr. Tutor serves as the chief executive officer of Tutor Perini, he will be nominated for election to the Board.  At each meeting of shareholders at which directors are to be elected, we have agreed to nominate for election to the Board and recommend the election of the shareholder representative’s designees and Mr. Tutor (as long as he serves as our Chief Executive Officer), subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

Voting Restrictions

Pursuant to the Amended Shareholders Agreement, the Tutor Group will vote all of their shares of Common Stock in support of the Board’s slate of directors.

In addition, on all other matters to be voted on by shareholders, the Amended Shareholders Agreement provides that the Tutor Group will vote their shares of Common Stock that are, in the aggregate, equal to up to 20% of the voting power of the outstanding shares in their discretion and the balance of their shares in the same proportions as all other shares of Common Stock (excluding the Tutor Group) are voted on such matter.

These restrictions on voting remain in effect until the later of the third anniversary of the effective time of the merger or the date on which the Tutor Group owns less than 20% of the aggregate issued and outstanding shares of Common Stock.

Standstill

Pursuant to the Amended Shareholders Agreement, until the later of the third anniversary of the effective time of the merger or the date on which the Tutor Group owns less than 20% of the outstanding shares of Common Stock, the Tutor Group may not take certain actions that may be deemed to be actions to obtain control of Tutor Perini, including:

•
acquiring or offering to acquire shares of the Common Stock that will result in the Tutor Group collectively owning shares of stock equal to more than the percentage of the total outstanding shares of Common Stock to be held by them at the effective time of the merger (approximately 43%);

•	directly or indirectly soliciting proxies;

•	forming a “group” within the meaning of the federal securities laws;

•	granting any proxies or voting power with respect to their shares or depositing any shares in a voting trust;

•	initiating shareholder proposals;

•	seeking election of new board members or replacement of current board members;

•	seeking to call shareholder meetings;

•	making any public announcement or proposal with respect to any form of business combination transaction involving Tutor Perini; or

•	seeking publicly to have Tutor Perini waive, amend or modify any of the standstill provisions contained in the Amended Shareholders Agreement.

These standstill restrictions will not prohibit or restrict any action taken by a director or designee of the shareholder representative as a member of the Board or the exercise of any voting rights with regard to shares of the Common Stock.

Transfer Restrictions

The Amended Shareholders Agreement provides that prior to March 8, 2009, none of the Tutor Group shareholders could transfer or dispose of the shares of the Common Stock acquired pursuant to the merger other than to certain affiliated persons or pursuant to the exercise of piggyback registration rights described below following the decision by Tutor Perini to register shares of Common Stock.

Now that the six-month anniversary of the completion of the merger has passed, the Tutor Group will not be permitted to transfer shares of Common Stock unless after doing so they continue to collectively own at least 60% (down from 70% based on the September 17th, 2010 amendment detailed above) of the shares of the Common Stock acquired by them pursuant to the merger. This restriction on the transfer of shares continues until the later of the fifth anniversary of the effective time of the merger or the date on which the Tutor Group owns less than 20% of the aggregate issued and outstanding shares of the Common Stock. After the fifth anniversary of the effective time of the merger or following the termination of Mr. Tutor’s employment without Cause pursuant to the employment agreement, such restrictions lapse and the Tutor Group may transfer shares of Tutor Perini common stock so long as such transfers do not include a transfer of shares directly or indirectly equal to 15% of the total voting power of Tutor Perini to any person or group. In addition, all transfer restrictions under the Amended Shareholders Agreement terminate on the date that is the later of the fifth anniversary of the completion of the merger and such time as the Tutor Group collectively ceases to own 20% of the aggregate issued and outstanding shares of the Common Stock. Notwithstanding the foregoing, the Tutor Group shareholders may transfer or dispose of shares of the Common Stock in any transactions approved by a majority of the Board, excluding Mr. Tutor and the directors designated by him in his capacity as the shareholder representative.

Registration Rights

Pursuant to the Amended Shareholders Agreement, Tutor Perini has agreed to give the Tutor Group certain registration rights with respect to the shares of the Common Stock acquired pursuant to the merger.  After March 8, 2009, subject to the continuing effect of the transfer restrictions set forth in the Amended Shareholders Agreement noted above, the shareholder representative may require Tutor Perini, on up to three occasions, to register shares of Common Stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering.  Tutor Perini is responsible for paying the expenses of any such registration.

If we propose to register any securities under the Securities Act, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the Common Stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right not to effect a requested registration. Tutor Perini is responsible for paying the expenses of any such registration.

Registration of Shares

On September 10, 2009, the Company registered 8.6 million shares pursuant to the Securities Act of 1933.  Included in that registration statement were 7.7 million shares held by the Tutor Group.  The registered shares remain subject to contractual restrictions under the terms of the Amended Shareholders Agreement. Under those restrictions, prior to March 8, 2009, none of those shares were permitted to be resold (except with the consent of the Board or in a registered offering). After March 8, 2009, the trusts were and are currently permitted to sell (based on the Amended Shareholders Agreement), in the aggregate, a maximum of approximately 8.8 million shares of the Common Stock through the fifth anniversary of the completion of the merger (September 8, 2013) (unless the Board allows otherwise).  Mr. Tutor’s trusts have sold and gifted 7,490,000 and 200,000 shares, respectively, since the shares were registered for resale on September 10, 2009.

Leased Property

We lease certain facilities from Ronald N. Tutor and an affiliate owned by Mr. Tutor under non-cancelable operating lease agreements with monthly payments of $180,000, which increase at 3% per annum beginning August 1, 2009 and expire on July 31, 2016.  Lease expense for these leases recorded on a straight-line basis was $2.3 million for the year ended December 31, 2010.

O&G Joint Ventures

Occasionally, we have participated in certain joint ventures with O&G Industries, Inc., of which Raymond R. Oneglia, one of our directors, is Vice Chairman of the Board of Directors. These joint ventures generated no revenues in 2010.  However, as of December 31, 2010, the Company has a 30% interest in a joint venture with O&G as the sponsor for a highway reconstruction project with an estimated total contract value of approximately $357 million.  The Company’s participation in this joint venture was reviewed by the Audit Committee in accordance with the Company’s policy.

Guaranty of Tutor-Saliba Surety Bonds

Prior to our merger with Tutor-Saliba, Mr. Tutor, who was the controlling shareholder, Chairman, President and Chief Executive Officer of Tutor-Saliba, was regularly required to provide personal guaranties of Tutor-Saliba’s obligations to insurance companies that provided surety bonds in connection with certain of Tutor-Saliba’s construction projects.  As a result of the merger, we do not expect that Mr. Tutor will be required to continue providing personal guaranties to support Tutor-Saliba’s obligations, given the combined balance sheet of Tutor Perini and Tutor-Saliba.  As contemplated by the terms of the merger agreement, Tutor Perini is working to replace Mr. Tutor as a guarantor on the remaining Tutor-Saliba surety bond obligations.  At present there are five remaining Tutor-Saliba projects that involve surety bonds for which Mr. Tutor provided a personal guaranty prior to the merger.  These projects are in various stages of completion, and the aggregate remaining surety bond exposure on these projects is approximately $37 million.  We have not paid Mr. Tutor any additional compensation for remaining as a guarantor of these obligations following completion of the merger.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Tutor Perini’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership of the Common Stock (including options and warrants to acquire Common Stock) with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Ronald N. Tutor, our Chairman and Chief Executive Officer, did not, due to an oversight, report the vesting and issuance of 150,000 shares to him in a transaction that took place on May 28, 2010.  On July 8, 2010 a Form 4 was filed on his behalf to report this transaction.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of February 25, 2011 of the Common Stock by each director; each executive officer named in the summary compensation table; all directors and executive officers as a group; and all persons we know to hold in excess of 5% of the Common Stock.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the Common Stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

	Shares of Common Stock Beneficially Owned on February 25, 2011 (1) (2)
Name	Shares		%

Directors and Executive Officers
Ronald N. Tutor	14,866,155	(3)	31.47%
Michael R. Klein	301,073		**
James A. Frost	285,196		**
Mark A. Caspers	88,587		**
William Sparks	122,593		**
Robert Band	79,940		**
Robert L. Miller	70,711		**
Kenneth R. Burk	34,219		**
Raymond R. Oneglia	19,848		**
Willard W. Brittain, Jr.	15,436	(4)	**
Donald D. Snyder	5,431		**
Marilyn A. Alexander	4,104		**
Peter Arkley	20,000		**

All Directors and Executive Officers as a Group (13 persons)	15,913,293		33.69%

Beneficial Ownership of 5% or More
Ronald N. Tutor	14,866,155	(3)	31.47%
Dimensional Fund Advisors LP	2,614,480		5.55%

Total beneficial owners of more than 5% of Tutor Perini Common Stock	17,480,635		37.00%

**	Less than 1%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and options or warrants that are currently exercisable or exercisable within 60 days of February 25, 2011 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on 47,089,593 shares of Common Stock outstanding as of February 25, 2011.
(3)
Includes 13,032,900 shares held by Ronald N. Tutor Separate Property Trust and 1,533,255 shares held by Ronald N. Tutor 2009 Dynasty Trust, both trusts controlled by Ronald N. Tutor and parties to the Amended Shareholders Agreement; see “Amended Shareholders Agreement”, page 29. Also includes 150,000 shares held by Ronald N. Tutor and 150,000 options currently exercisable.

(4)	Includes 1,600 shares held by a partnership in which Mr. Brittain is a 57.3% owner.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche, LLP, independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2011. Although shareholder approval of the selection of Deloitte & Touche, LLP is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2011 annual meeting, our Audit Committee will reconsider their selection of Deloitte & Touche, LLP.  Deloitte & Touche, LLP has been our independent registered public accounting firm since 2002.

Representatives of Deloitte & Touche, LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2010 and 2009, we retained Deloitte & Touche, LLP to provide services in the following categories and amounts:

	2010	2009
Audit Fees	$2,077,000	$2,231,000
Audit-Related Fees (1)	704,900	363,160
Tax Fees	—	189,824
Total Fees	$2,781,900	$2,783,984

(1)  Audit-related fees for 2010 were primarily for assurance services and services that are not required by statute or regulation.

Tax fees for 2009 were for services related to tax compliance and strategic tax reviews.  The Audit Committee has considered the nature of the tax services provided by Deloitte & Touche, LLP and concluded they are consistent with maintaining the auditors’ independence.

Deloitte & Touche, LLP has confirmed to the Audit Committee and us that it complies with all rules, standards and policies of the Public Company Accounting Oversight Board, the Independence Standards Board and the SEC governing auditor independence.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm
The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is generally prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3: APPROVAL OF AMENDMENTS TO THE PERINI CORPORATION 2004 STOCK OPTION AND INCENTIVE PLAN

The Company currently maintains the Perini Corporation 2004 Stock Option and Incentive Plan, as amended and restated May 28, 2009 (the “Current Plan”). The board of directors believes that the Current Plan has been effective in providing equity to key employees and that the awards granted under the Current Plan have provided strategic alignment with shareholder interests and achievement of retention goals of the key executives. The Compensation Committee has reviewed the Current Plan, with the assistance of its compensation consultant.

Based on its review, the Compensation Committee recommended that the Current Plan be amended and restated to:

•	Add 1,400,000 shares of the Company’s common stock to the reserve available for new awards;

•	Increase the annual grant plan limits to 500,000 stock options and stock appreciation rights and 500,000 shares of performance-based common stock;

•	Change the name of the plan from the Perini Corporation 2004 Stock Option and Incentive Plan to the Tutor Perini Corporation Long-Term Incentive Plan (the “Amended Plan”); and

•	Permit Deferred Stock Awards to be paid in cash and/or stock.

The maximum number of shares of common stock originally reserved for issuance under the Current Plan is 5,500,000 subject to adjustment for changes in capital structure. As of March 25, 2011, 263,828 shares of common stock remained available for issuance under the Current Plan.

Accordingly, the Board of directors approved and recommends that the Company’s shareholders approve the Amended Plan, as amended and restated effective January 1, 2011. Upon shareholder approval of the Amended Plan by the Company’s shareholders, the Amended Plan will replace the Current Plan and no new awards will be made under the terms of the Current Plan. However, any outstanding awards previously granted under the Current Plan will continue in effect after approval of the Amended Plan and will not be deemed amended or modified by the adoption and approval of the Amended Plan. If the Amended Plan is not approved by the Company’s shareholders, the Current Plan will remain in effect according to its terms and the Company may continue to grant awards under that plan.

Shareholder approval of the Amended Plan also is desired to ensure the tax deductibility by the Company of certain performance-based awards granted under the Amended Plan for purposes of Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and to meet the listing requirements of the New York Stock Exchange.

Description of the Amended Plan

The Amended Plan is administered by the Compensation Committee of our Board of Directors (the “Administrator”). The Administrator, in its discretion, may grant stock-based awards to officers, employees, non-employee directors and other key persons under the Amended Plan.

Amended Plan Administration. The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended Plan. The Administrator may permit common stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Administrator may permit interest, dividends or deemed dividends to be credited to the amount of deferrals. In addition, the Administrator may not reprice outstanding options.

Eligibility and Limitations on Grants. All full-time and part-time officers, employees, non-employee directors and other key persons of Tutor Perini and its subsidiaries are eligible to participate in the Amended Plan, subject to the discretion of the Administrator.

The maximum number of shares available for issuance under the Amended Plan would increase by 1,400,000 from 5,500,000 under the Current Plan to 6,900,000 under the Amended Plan.  The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 500,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock or deferred stock granted to an individual is intended to qualify as “performance based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 500,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any twelve–month period.

Stock Options. Options granted under the Amended Plan may be either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. Incentive options may be granted only to employees of Tutor Perini or any subsidiary. Options granted under the Amended Plan will be non-qualified options if they (i) fail to qualify as incentive options, (ii) are granted to a person not eligible to receive incentive options under the Code, or (iii) otherwise so provide. Non-qualified options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and other key persons.

Other Option Terms. The Administrator has authority to determine the terms of options granted under the Amended Plan. Options are granted with an exercise price that is not less than the fair market value of the shares of common stock on the date of the option grant.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the Amended Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the Amended Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Options granted under the Amended Plan may be exercised for cash or by transfer to Tutor Perini (either actually or by attestation) of shares of common stock that are not then subject to restrictions under any Tutor Perini stock plan, and that have a fair market value equivalent to the option exercise price of the shares being purchased. Subject to applicable law, options granted under the Amended Plan also may be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of ten percent shareholders.

Stock Appreciation Rights. The Administrator may award a stock appreciation right either as a freestanding award or in tandem with a stock option. Upon exercise of the stock appreciation right, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of common stock over the exercise price per share specified in the related stock option (or, in the case of a freestanding stock appreciation right, the price per share specified in such right) times the number of shares of common stock with respect to which the stock appreciation right is exercised. This amount may be paid in cash, in shares of common stock, or a combination of cash and common stock, as determined by the Administrator. The exercise price per share of stock appreciation rights may not be less than 100% of the fair market value of the shares of common stock on the date of grant.

Restricted Stock Awards. The Administrator may grant shares, at a purchase price (which may be zero, subject to the limitations of applicable law) determined by the Administrator, of common stock to any participant subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with Tutor Perini through a specified vesting period. The vesting period shall be determined by the Administrator. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her award of restricted stock.

Unrestricted Stock Awards. The Administrator may also grant shares (at no cost or for a purchase price determined by the Administrator) of common stock that are free from any restrictions under the Amended Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant.

Deferred Stock Awards. The Administrator also may award phantom stock units as deferred stock awards to participants. The deferred stock awards are ultimately payable in the form of shares of common stock and/or cash and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Tutor Perini through a specified vesting period. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years. During the deferral period, subject to terms and conditions imposed by the Administrator, the deferred stock awards may be credited with dividend equivalent rights (discussed below). Subject to the consent of the Administrator, a participant may make an advance election to receive a portion of his or her compensation or restricted stock award otherwise due in the form of a deferred stock award.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights that entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights credited under the Amended Plan may be paid currently or be deemed to be reinvested in additional shares of common stock, that may thereafter accrue additional dividend equivalent rights at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under our dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Section 162(m) Awards. Stock options and stock appreciation rights granted under the Amended Plan are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. The Administrator may grant awards of restricted stock and deferred stock that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Administrator. These performance goals will be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following criteria selected by the Administrator:

•	earnings per share;
•	operating income;
•	gross income;
•	net income (before or after taxes);
•	cash flow;
•	gross profit;
•	gross profit return on investment;
•	gross margin return on investment;
•	gross margin;

•	funds from operations;
•	operating margin;
•	working capital;
•	earnings before interest and taxes;
•	earnings before interest, tax, depreciation and amortization;
•	return on equity;
•	return on assets;
•	return on capital;
•	return on invested capital;
•	net revenues;
•	gross revenues;
•	revenue growth;
•	annual recurring revenues;
•	recurring revenues;
•	service revenues;
•	license revenues;
•	sales or market share;
•	total shareholder return;
•	economic value added;
•
specified objectives with regard to limiting the level of increase in all or a portion of Tutor Perini’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Tutor Perini, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Administrator in its sole discretion;

•	the fair market value of the shares of Tutor Perini’s common stock;
•	the growth in the value of an investment in Tutor Perini’s common stock assuming the reinvestment of dividends; or
•	reduction in operating expenses.

To the extent permitted by law, the Administrator may also exclude the impact of an event or occurrence which the Administrator determines should be appropriately excluded, including:

•	restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges;
•	an event either not directly related to the operations of Tutor Perini or not within the reasonable control of Tutor Perini’s management; or
•	a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Administrator, in its sole discretion.

In addition, all performance goals may be based upon the attainment of specified levels of performance by Tutor Perini (or subsidiary, division or other operational unit of Tutor Perini) under one or more of the measures described above relative to the performance of other corporations. The Administrator may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Tax Withholding. Participants under the Amended Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Administrator, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of common stock having a value equal to the amount of such taxes.

Adjustments for Stock Dividends, Mergers, etc. The Amended Plan authorizes the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to the Amended Plan and to any outstanding stock options to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation of Tutor Perini, all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other stock based awards will automatically be deemed waived. In addition, upon the effective time of any such transaction, the Amended Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding stock options or other awards.

Amendments and Termination. The Board may at any time amend or discontinue the Amended Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder’s consent. Any amendments that materially change the terms of the Amended Plan, including any amendments that increase the number of shares reserved for issuance under the Amended Plan, expand the type of awards available, materially expand the eligibility to participate or materially extend the term of the Amended Plan, or materially change the method of determining fair market value, will be subject to approval by our shareholders. To the extent required by the Code to ensure that options granted under the Amended Plan qualify as incentive options or that compensation earned under awards granted under the Amended Plan qualify as performance-based compensation under the Code, Amended Plan amendments shall be subject to approval by our shareholders.

Certain U.S. Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the Amended Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such grants. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and Tutor Perini will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of common stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of common stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of common stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to Tutor Perini.

If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of common stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of common stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below), Tutor Perini generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options. A recipient will not realize any taxable income upon the grant of a nonqualified stock option and Tutor Perini will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price. Upon a subsequent sale of such shares of common stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of common stock. Subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below), Tutor Perini will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of Tutor Perini is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the Amended Plan may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Internal Revenue Code, which excess amounts may be subject to excise taxes. Officers and directors of Tutor Perini subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

The Amended Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Amended Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

Grants and Awards as of December 31, 2010

As of December 31, 2010, the following outstanding awards have been granted under the Current Plan to each of the executive officers named below, all current executive officers as a group, all non-employee directors as a group, and all other employees, respectively:

Options Awards (1)				Stock Awards
Name	Numberof Securities Underlying Unexercised Unearned Options		Weighted Average Option Exercise Price	Numberof Unearned Shares Unitsor Rights That Have Not Vested		Market Value at 12/31/10(2)
Ronald N. Tutor	-	(3)	-	-	(3)	-
Kenneth R. Burk	50,000		$12.54	50,000	(4)	$1,070,500
Robert Band	75,000		$12.54	75,000		$1,605,800
Mark A. Caspers	50,000		$12.54	50,000	(4)	$1,070,500
James A. Frost	100,000		$26.19	150,000	(5)	$3,211,500
Total executive officers	275,000			325,000		$6,958,300

Non-employee directors	-		-	100,000		$2,141,000
All other employees	465,000		$22.37	537,500		$11,507,900
Total Outstanding	740,000		$20.56	962,500		$20,607,200

(1)	Options Vest 9/4/2013 (435,000 shares) and 11/18/2013 (305,000 shares).
(2)	Based on closing market price of $21.41.
(3)
As discussed previously, Mr. Tutor was awarded 750,000 options and 750,000 restricted stock units that will vest in five equal annual tranches from May 2010 to May 2014 upon the achievement of pre-tax income goals for fiscal years 2009 through 2013. In 2009, the first tranches of options and restricted stock units were earned and vested in May 2010, but the options have not yet been exercised.  In 2010, the second tranches were earned and will vest in May 2011. The remaining tranches of options and restricted stock units will be granted upon Compensation Committee’s establishment of applicable performance targets.

(4)
As discussed previously, Mr. Burk and Mr. Caspers were awarded 50,000 and 100,000 restricted stock units during 2010, respectively, that will vest in three equal annual tranches from March 2012 to March 2014 upon the achievement of pre-tax income goals for fiscal years 2011 through 2013. These awards will be granted upon Compensation Committee’s establishment of applicable performance targets.

(5)
As discussed previously, Mr.  Frost was awarded 150,000 restricted stock units that will vest in three equal annual tranches from 2010 to 2012 upon the achievement of pre-tax income goals for fiscal years 2009 through 2011. In 2009, the first tranche of restricted stock units was earned and vested in September 2010.  In 2010, the second tranche was earned and will vest in September 2011. The remaining tranche will be granted upon Compensation Committee’s establishment of applicable performance targets.

The related goals were established by the Compensation Committee following consultation with management, and were set at a level that the Compensation Committee believed was achievable with a high level of effort.

Future Plan Awards. The terms and number of options or other awards to be granted in the future under the Amended Plan are to be determined in the discretion of the Administrator. Since no such determinations regarding awards or grants have yet been made, the benefits or amounts that will be received by or allocated to Tutor Perini’s executive officers or other eligible employees or non-employee directors cannot be determined at this time.

As of March 25, 2011, the closing price on the NYSE of Tutor Perini’s common stock was $23.52 per share.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2010, certain information related to Tutor Perini’s equity compensation plans.

Plancategory	Number of securities to be issued upon exercise of outstanding options and warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected incolumn (a))
	(a)	(b)
Equity Compensation Plans
Approved by Security Holders:
2004 Stock Option and Incentive Plan	3,412,500	$20.45	263,828
Equity Compensation Plans Not
Approved by Security Holders	-	-	-

Total	3,412,500	$20.45	263,828

(a)
This amount includes 1,490,000 shares covered by outstanding stock options and stock option awards and 1,922,500 shares covered by outstanding restricted stock unit awards. The weighted-average exercise price of awards outstanding under equity compensation plans approved by security holders reflected in column (b) above is calculated based on the outstanding stock options under these plans as the other forms of awards outstanding have no exercise price.

Supplemental Information on Equity Compensation Plan Grants

The Company manages equity awards to market competitive levels to ensure that the overall compensation program attracts, retains and motivates our employees. Burn rate is generally calculated as (a) all non-performance-based stock options, restricted stock and restricted stock units granted in a fiscal year + (b) actual performance-based stock options and shares vested in a fiscal year, divided by (c) the weighted average common shares outstanding for that fiscal year.

The following table sets forth information regarding awards granted and earned, the burn rate for each of the last three fiscal years, and the average burn rate over the last three years.

Burn Rate

	FY 2008	FY 2009	FY 2010	3 Year Average

Service-based stock options granted	805,000	-	-	268,333
Actual performance-based stock options earned	-	150,000	150,000	100,000
Service-based restricted stock and restricted stock units granted	175,000	-	-	58,333
Actual performance-based restricted stock, restricted stock units and performance shares earned	233,333	83,333	308,334	208,333

Weighted average common shares outstanding	34,271,853	48,524,912	48,110,930	43,635,898

Burn Rate	3.54%	0.48%	0.95%	1.46%

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE AMENDED PLAN.

PROPOSAL 4: AN ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company seek a non-binding advisory vote from its shareholder to approve the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures of this proxy statement.

As described in detail in the CD&A, we seek to provide our executives with appropriate incentives to drive the success of our business. We strive to design programs that are performance-based and that encourage executives to further the overall business strategy of the company. We provide compensation that is competitive to retain high-quality executives to produce successful results for shareholders.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC, including the CD&A and the related tables and narrative disclosures. We believe that the Company’s named executive officer compensation programs have been effective at appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry.

The vote on this resolution is advisory and therefore not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with the on-going evaluation of the Company’s compensation programs.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the shareholders approve the compensation awarded by the Company to the named executive officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

PROPOSAL 5: AN ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires virtually all publicly-traded companies to permit their shareholders to cast a non-binding advisory vote on the frequency of shareholder voting on executive compensation (“Say on Vote Frequency”). This advisory vote is not binding on the Board, will not overrule any decision by the Board and does not compel the Board to take any action. However, the Board and the Compensation Committee will take into account the outcome of the vote when considering how frequently to seek shareholder approval of compensation paid to the Company’s named executive officers (“Say on Pay”). At a minimum, we are required to hold a Say on Pay vote at least once every three years. In addition, we are required to hold a Say on Vote Frequency vote at least once every six years.

Under Say on Vote Frequency, shareholders are asked to cast their vote for one of the following four choices each of which appears on the proxy ballot:

•	Shareholders should vote on Say on Pay each year.

•	Shareholders should vote on Say on Pay every two years.

•	Shareholders should vote on Say on Pay every three years.

•	Abstain

Any proxy ballot that includes votes for two or more of the above choices will be disregarded.

The Board and the Compensation Committee believe that it is in the interest of shareholders and consistent with sound corporate governance that shareholders vote every three years on Say on Pay. The Board considered whether a shorter voting cycle would be appropriate but concluded that shareholders would be in a better position to evaluate the Company’s executive compensation programs and decisions over a longer voting cycle. This longer voting cycle permits shareholders to effectively evaluate the relationship between the compensation paid to our named executive officers and long-term performance in shareholder return and Company operations.

It is important to note that shareholders have additional opportunities to provide feedback on executive compensation even in years when Say on Pay votes do not occur. For example, the Company is required to seek shareholder approval on any new equity compensation plan and certain other compensation related matters. Additionally, the Board and Compensation Committee welcome direct feedback from shareholders on executive compensation matters at any time.

The Board and the Compensation Committee are committed to thoughtfully considering shareholder input on the Company’s executive compensation whether the input comes through Say on Pay vote or other means. We believe a three-year voting cycle will provide the Company with sufficient time to appropriately respond to shareholder concerns and implement any necessary changes in our compensation policies.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” TRIENNIAL SAY ON PAY VOTING.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2012 annual meeting of shareholders must be received by Tutor Perini on or before December 17, 2011 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2012 annual meeting is advanced or delayed by more than 30 calendar days from June 1, 2012, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2012 annual meeting proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attn: Corporate Secretary.

Tutor Perini’s bylaws require that Tutor Perini be given advance written notice of matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2012 annual meeting of shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us not earlier than December 4, 2011, nor later than March 18, 2012. If the 2012 annual meeting is advanced or delayed by more than 7 calendar days from June 1, 2012, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini bylaws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2012 annual meeting. If a shareholder fails to provide timely notice of a proposal to be presented at the 2012 annual meeting, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our bylaws. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attn: Corporate Secretary.

Please see “Nominations for Director”, on page 10 for a description of the requirements for submitting a candidate for nomination as a director at the 2012 annual meeting of shareholders.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, CA 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Tutor Perini files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of reports, proxy statements or other information concerning us, including any document incorporated by reference in this proxy statement, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, CA 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 22, 2011 in order to receive them before the annual meeting.